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                                                                     EXHIBIT 2.2

                                31 December 2006

                               FIRST AMENDMENT TO

                            SHARE PURCHASE AGREEMENT

       in respect of the TechTeam Stock in Advanced Network Engineering NV

                                     between

       Peter De Gendt, Wim De Geetere, Werner Meynaerts, Pascal Claessens
                       and Christophe Gesqueire as Sellers

                                       and

                         TechTeam Global NV as Purchaser

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                               FIRST AMENDMENT TO

                            SHARE PURCHASE AGREEMENT

BETWEEN:   (1)  PETER DE GENDT, residing at Offerlaan 144, B-9000 Ghent,
                Belgium,
                hereinafter referred to as "SELLER 1";

           (2) WIM DE GEETERE, residing at IJsbeerlaan 9, B-9850 Nevele, Belgium, hereinafter referred to as "SELLER 2";

           (3) WERNER MEYNAERTS, residing at Zavelstraat 75, B-3010 Kessel-Lo, Belgium, hereinafter referred to as "SELLER 3";

           (4)  PASCAL CLAESSENS, residing at Haakveld 29, B-2547 Lint, Belgium,

                hereinafter referred to as "SELLER 4";

           (5) CHRISTOPHE GESQUEIRE, residing at Broekstraat 10, B-9500 Geraardsbergen, Belgium,

                hereinafter referred to as "SELLER 5";

                hereinafter jointly referred to as the "SELLERS";

AND:       (6)  TECHTEAM GLOBAL NV, a company organised and existing under the laws of Belgium, having its registered office at Zweefvliegtuigstraat 10, B-1130 Haren (Brussels), registered with the register of legal entities (enterprise number
                0458.468.124),

                represented for the purposes of this Agreement by Christoph
                Neut,

                hereinafter referred to as the "PURCHASER";

           (7) TECHTEAM GLOBAL, INC., a corporation organised and existing under the laws of the State of Delaware, USA, having its registered office at 27335 W. 11 Mile Road, Southfield, MI 48033 USA.

                represented for the purposes of this Agreement by Marc J. Lichtman,

                hereinafter referred to as the "TECHTEAM";

Amended TechTeam_ANE_SPA 18-12-06


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WHEREAS:

(A) The Sellers sold their interest in Advanced Network Engineering NV, a company organised and existing under the laws of Belgium, having its registered office at Casinoplein 16, B-9000 Ghent, Belgium, registered with the register of legal entities (enterprise number 0436.127.143) (hereinafter referred to as the "COMPANY") to Purchaser in the Share Purchase Agreement dated 13 May 2004 ("SPA").

(B) The SPA provided that the Sellers could earn additional purchase price consideration in the event the Operating Income of the Company reached or exceeded E780,000.00 for the three-year period, ending May 13, 2007, after the sale of the Company ("Earn-Out").

(C) Based upon changes in the business of the Company, as a subsidiary of the Purchaser, there is uncertainty regarding whether the Sellers have or will earn the additional purchase price consideration set forth in Section 3.2 of the SPA, and the Parties wish to resolve any potential dispute by amending the Earn-Out as set forth herein.

(D) Inasmuch as the compromise involves the issuance of the common stock of TechTeam, the parties agree that TechTeam shall be a party to this Amendment.

IT IS AGREED AS FOLLOWS:

          SECTION 3.2. EARN-OUT AMOUNT. Section 3.2 Earn-Out Amount is deleted in its entirety and replaced by the following:

          3.2.1 Purchaser shall pay Sellers the following amounts:

                (a)  Seller 1. E16,200

                (b)  Seller 2. E20,100

                (c)  Seller 3. E9,600

                (d)  Seller 4. E12,864

                (e)  Seller 5. E9,600

          3.2.2 TechTeam shall issue to the following Sellers a number of shares of TechTeam common stock equivalent to the euro amount set forth below, as calculated by Section 3.2.3 ("TechTeam Stock"):

                     3.2.2.1.1 Seller 1. E16,200

                     3.2.2.1.2 Seller 3. E9,600

                     3.2.2.1.3 Seller 5. E9,600

          3.2.3 Calculation of Number of Shares of TechTeam Stock. The number of shares of TechTeam Stock shall be calculated by (i) converting the consideration in euros to U.S. dollars using the E/US$ spot exchange rate published by the Wall Street Journal on the date three (3) Business Days prior to the date this Amendment is executed ("Execution Date") (the result being the "Dollar Consideration"); and (ii) dividing the Dollar Consideration by the average closing share

Amended TechTeam_ANE_SPA 18-12-06


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                price of TechTeam Stock as listed on the NASDAQ Stock Market for the three (3) Business Days prior to, and the three (3) Business Days following, the Execution Date (the "Average Closing
                Price"). No fractional shares of TechTeam Stock will be issued. In lieu of any such fractional shares, each Seller who would otherwise have been entitled to a fraction of a share of TechTeam Stock shall be entitled to receive a cash payment in lieu of such fractional share determined by multiplying (A) the Average Closing Price of a whole share of TechTeam Stock by (B) the fractional share interest to which such holder would otherwise be entitled, which amount shall be paid to each Seller with payments made under Section 3.2.1.

          3.2.4 Issuance of Securities. The TechTeam Stock has been duly and validly authorized for issuance, offer and sale pursuant to this Agreement and, when issued and delivered as provided hereunder against payment in accordance with the terms hereof, shall be valid and binding obligations of TechTeam enforceable in accordance with their respective terms.

          3.2.5 Restrictions on TechTeam Stock. Each Seller who receives TechTeam Stock understands and agrees that the shares granted hereunder are restricted as follows:

                3.2.5.1 Vesting Schedule. The TechTeam Stock will vest in three equal parts on December 31, 2007, December 31, 2008, and December 31, 2009, provided that, for each individual Seller, the management company owned by that Seller is still providing services to the Company or an Affiliate on the applicable vesting date. No Seller may sell or transfer any of the TechTeam Stock until they are vested. If a Seller's management company is not providing services to the Company or an Affiliate as a result of death or disability of a Seller, that Seller's TechTeam Stock will become fully vested as of the last date services are provided to the Company or an Affiliate.

                3.2.5.2 Voting and Dividends. While the TechTeam Stock is
                        subject to forfeiture, each Seller holding TechTeam Stock may exercise full voting rights and receive all dividends and other distributions paid with respect to the TechTeam Stock, in each case so long as the applicable record date occurs before such TechTeam Stock is forfeited. If, however, any such dividends or distributions are paid in TechTeam Stock, such TechTeam Stock will be subject to the same risk of forfeiture, restrictions on transferability and other terms as set forth herein.

                3.2.5.3 TechTeam Stock Unregistered. The stock certificates representing the TechTeam Stock are not registered, and cannot be sold by the Seller until the TechTeam Stock has vested, and shall bear the following legend:

Amended TechTeam_ANE_SPA 18-12-06


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                        THESE SECURITIES HAVE NOT BEEN REGISTERED, QUALIFIED,
                        RECOMMENDED, APPROVED OR DISAPPROVED UNDER THE UNITED STATES FEDERAL SECURITIES LAW OR STATE SECURITY LAW. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY AN INVESTOR WITHOUT (I) REGISTRATION UNDER UNITED STATES FEDERAL SECURITIES LAW, OR (II) DELIVERY OF AN OPINION OF COUNSEL SATISFACTORY TO THE TECHTEAM GLOBAL, INC. THAT NEITHER THE SALE NOR THE PROPOSED TRANSFER CONSTITUTES A VIOLATION OF ANY UNITED STATES FEDERAL OR STATE SECURITIES LAW. FURTHER, THE SHARES REPRESENTED BY THIS CERTIFICATE VEST IN EQUAL AMOUNTS ON DECEMBER 31, 2007, DECEMBER 31, 2008 AND DECEMBER 31, 2009, AND THE SELLERS MAY NOT SELL UNVESTED SHARES.

          3.2.6 Investment in the TechTeam Stock. The Seller's receiving TechTeam Stock represent and warrant that:

                3.2.6.1 By reason of the business and financial experience of each Seller and such Seller's financial advisors, each Seller has the capacity to evaluate the merits and risks of accepting the TechTeam Stock to be transferred to such Seller and to protect such Seller's interests in connection herewith.

                3.2.6.2 Each Seller is acquiring the TechTeam Stock to be
                        transferred to such Seller for investment for Seller's own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. Each Seller understands that the TechTeam Stock has not been, and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller's representations as expressed herein.

                3.2.6.3 Each Seller has been given full access to all material information concerning the condition, business, operations, proposed operations and prospects of Purchasers, including (i) the Annual Report on Form 10-K most recently filed with the SEC by Purchasers, (ii) all Quarterly Reports on Form 10-Q filed with the SEC by Purchasers since the date of such Annual Report, (iii) all Reports on Form 8-K filed with the SEC by Purchasers since the date of such Annual Report and (iv) the Proxy Statement most recently filed with the SEC by Purchasers (receipt of copies of each of which is hereby acknowledged by each Seller).

Amended TechTeam_ANE_SPA 18-12-06


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                3.2.6.4 Each Seller and each Seller's advisors, if any, have had an opportunity to ask questions of, and to receive information from TechTeam Global, Inc. concerning the condition, business, operations, proposed operations and prospects of TechTeam Global, Inc. and the terms and conditions of Seller's investment in TechTeam Global, Inc., and to obtain any additional information material to such Seller's decision to accept the TechTeam Stock to be transferred to such Seller or necessary to verify the accuracy of other information and data received by Seller in connection herewith. Each Seller believes that there is no material information concerning the condition, business, operations, proposed operations and prospects of TechTeam Global, Inc. of which such Seller is unaware.

                3.2.6.5 Each Seller has made either alone or together with such
                        Seller's advisors, if any, such independent investigation of TechTeam Global, Inc. and related matters as (i) such Seller deems to be, or such Seller's advisors, if any, have advised to be, necessary or advisable in connection with Seller's acceptance of the TechTeam Stock to be transferred to such Seller and (ii) each Seller and such Seller's advisors, if any, believe to be necessary in order to reach an informed decision as to the advisability of accepting such TechTeam Stock.

                3.2.6.6 Each Seller is able to bear the economic risk of an investment in TechTeam Stock to be acquired hereunder, and at the present time, is able to afford a complete loss of such investment.

                3.2.6.7 Each Seller who is not a citizen of the United States
                        ("Foreign Seller") understands and acknowledges that (A) the shares of TechTeam Stock have not been registered under the Securities Act, are being sold in reliance upon an exemption from registration afforded by Regulation S; and that such shares of TechTeam Stock have not been registered with any state securities commission or authority; (B) pursuant to the requirements of Regulation S, the shares of TechTeam Stock may not be transferred, sold or otherwise exchanged unless in compliance with the provisions of Regulation S and/or pursuant to registration under the Securities Act, or pursuant to an available exemption hereunder; and (C) Each Foreign Seller is under no obligation to register the shares of TechTeam Stock under the Securities Act or any state securities law, or to take any action to make any exemption from any such registration provisions available.

                3.2.6.8 Each Foreign Seller is not a U.S. person and is not acquiring the shares of TechTeam Stock for the account of any U.S. person.

Amended TechTeam_ANE_SPA 18-12-06


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                3.2.6.9 Each Foreign Seller is purchasing the shares of TechTeam
                        Stock for its own account and risk and not for the account or benefit of a U.S. Person and no other person has any interest in or participation in the shares of TechTeam Stock or any right, option, security interest, pledge or other interest in or to the shares of TechTeam Stock.

                3.2.6.10 Each Foreign Seller acknowledges that the shares of
                         TechTeam Stock will bear an additional legend in substantially the following form:

                             THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN OFFERED AND SOLD IN AN "OFFSHORE TRANSACTION" IN RELIANCE UPON REGULATION S AS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION. ACCORDINGLY, THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") AND MAY NOT BE TRANSFERRED OTHER THAN IN ACCORDANCE WITH REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY. THE SECURITIES REPRESENTED BY THIS CERTIFICATE CANNOT BE THE SUBJECT OF HEDGING TRANSACTIONS UNLESS SUCH TRANSACTIONS ARE CONDUCTED IN COMPLIANCE WITH THE SECURITIES ACT.

          3.2.7 The Parties agree that the modification to the Earn-Out provisions in the Share Purchase Agreement resolves any potential dispute between the Parties relating to the Earn-Out provisions of the SPA. Accordingly, the Sellers agree to release Purchaser for any claim which in any way pertain or relate to the Earn-Out provisions of the SPA.

COUNTERPARTS

This Amendment may be executed in counterparts, in the number of originals stated hereinafter on the signature page and, when taken together, the counterparts executed by all Parties shall constitute one and the same instrument.

Amended TechTeam_ANE_SPA 18-12-06


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Done in Brussels, on 31 December 2006, in seven originals. Each party acknowledges receipt of its own original.

PETER DE GENDT:


-------------------------------------

WIM DE GEETERE:


-------------------------------------

WERNER MEYNAERTS:


-------------------------------------

Amended TechTeam_ANE_SPA 18-12-06


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PASCAL CLAESSENS:


-------------------------------------

CHRISTOPHE GESQUEIRE:


-------------------------------------

TECHTEAM GLOBAL NV:


-------------------------------------   ----------------------------------------
Name: Christoph Neut
Title: Managing Director


TECHTEAM GLOBAL, INC.


-------------------------------------   ----------------------------------------
Name: Marc J. Lichtman
Title: Vice President, Chief Financial
       Officer and Treasurer

Amended TechTeam_ANE_SPA 18-12-06


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